Exhibit 99.3

Part C

Report from Greenhill & Co. International LLP

19 February 2015

The Ball Responsible Officers

Ball Corporation

10 Long Peak Drive

Broomfield

Colorado 80021

United States

Recommended acquisition of Rexam by Ball pursuant to a scheme of arrangement

We report on the statement regarding quantified financial benefits (the “Statement”) made by Ball and set out in Section 7 (Financial Benefits of the Offer) and Appendix IV, Part A of the Rule 2.7 Announcement dated 19 February 2015 (the “Announcement”) for which Ball is solely responsible under Rule 28 of the City Code on Takeovers and Mergers (the “City Code”).

We have discussed the Statement (including the assumptions and sources of information referred to therein) with those officers and employees of Ball who developed the underlying plans. The Statement is subject to uncertainty as described in this announcement and our work did not involve an independent examination of any of the financial or other information underlying the Statement.

We have relied upon the accuracy and completeness of all the financial and other information provided to us by or on behalf of the Company, or otherwise discussed with or reviewed by us, and we have assumed such accuracy and completeness for the purposes of providing this letter.

We do not express any view as to the achievability of the quantified financial benefits identified by Ball.

We have also reviewed the work carried out by PricewaterhouseCoopers and have discussed with them the opinion set out in Part B of Appendix IV of the Announcement.

This letter is provided to you solely in connection with Ball’s potential acquisition of Rexam and for no other purpose. We accept no responsibility to any person other than Ball in respect of the contents of this letter; no person other than the Ball Responsible Officers can rely on the contents of this letter, and to the fullest extent permitted by law, we exclude all liability (whether in contract, tort or otherwise) to any other person, in respect of this letter, its contents or the work undertaken in connection with this letter or any of the results that can be derived from this letter or any written or oral information provided in connection with this letter, and any such liability is expressly disclaimed except to the extent that such liability cannot be excluded by law.

On the basis of the foregoing, we consider that the Statement, for which Ball is solely responsible, has been prepared with due care and consideration.

Yours faithfully,

Greenhill & Co. International LLP